Exhibit 10.1

Management Team

Recovery Performance Plan for U.S. Participants

Effective as of July 1, 2020 to December 26, 2020

1.    Introduction

As a member of the management team, you have direct impact on the profitability of Henry Schein, Inc. (the “Company”). To align your interest with that of the Company, you have been nominated to participate in the 2020 Recovery Performance Plan (“RPP” or the “Plan”), the incentive-based cash compensation program for the management team of the Company. This program was approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and is effective from July 1, 2020 to December 26, 2020. Plan participants are limited to selected U.S.-based employees of the Company and its affiliates who are members of the management team of the Company and/or its affiliates at the level of director and above and who have been designated by the Company to participate in the Plan (the “Participant”).

This Plan replaces and supersedes the Company’s Performance Incentive Plan (“PIP”) for the Company’s 2020 fiscal year (“2020 Year”), which has been suspended by the Compensation Committee for the 2020 Year for Participants and under which any PIP awards made to Participants relating to the 2020 Year have been cancelled in their entirety. Accordingly, you will not be entitled to receive any payment or benefit of any kind whatsoever under the PIP for the 2020 Year.

The Plan has been designed to align all Participants in a concerted effort to drive our business toward achieving common objectives that benefit the Company as a whole, the management team and each Participant. The Plan is specifically designed to:

•	Incentivize the participants to achieve business and individual goals relating to business recovery following the business downturn caused by the COVID-19 pandemic;

•	Foster achievement of specific corporate, business unit and individual performance goals for the second half of the 2020 Year (“Goals”);

•	Provide each Participant with a short-term cash bonus opportunity based on the achievement of the Goals (“RPP Award”); and

•	Recognize and reward Participants for individual and group team achievements.

The Goals for the performance period commencing on July 1, 2020, and ending on December 26, 2020 (the “Performance Period”), will be set forth in writing, and you will receive documentation regarding your Goals under the RPP. Goals may be modified from time to time, and any modification will also be set forth in writing. Any changes to the Goals must be approved by the Chief Executive Officer of the Company (the “CEO”), the appropriate EMC or by the Compensation Committee before the commencement of the fourth quarter. The Compensation Committee must be notified of any material changes. For purposes of the Plan, performance and achievement of Goals will be measured for the Performance Period.

The RPP Award, in conjunction with a Participant’s base compensation, is intended to provide Participants with competitive total annual cash compensation for comparable positions at companies in our industry and at other similarly sized organizations after taking into account the business disruption that was caused by the COVID-19 pandemic.

The CEO (solely with respect to Participants other than executive officers) or the Compensation Committee has the sole authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the RPP and to construe and interpret the terms and provisions of the RPP and any RPP Award and make all other determinations and take any other action necessary or appropriate for the administration of the Plan, including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in the Plan and any RPP Award in the manner and to the extent deemed necessary to carry the Plan into effect.

Any decision, interpretation or other action made or taken by or at the direction of the CEO (solely with respect to Participants other than executive officers) or the Compensation Committee will be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and assigns. The CEO is authorized to act on behalf of the Compensation Committee under the Plan or to exercise any discretion that the Compensation Committee has under the Plan, provided that such act or exercise of discretion by the CEO may not apply to Participants who are executive officers.

The Compensation Committee may, in its sole discretion, delegate any of its responsibilities under the RPP (including administrative tasks) to the extent permitted by applicable law. The Compensation Committee may rely on information, and consider recommendations, provided by the Company’s Board of Directors and/or members of management of the Company or its affiliates.

2.    Eligibility

The CEO determines eligibility for participation in the Plan, except that the Compensation Committee makes this determination with respect to executive officers. However, changes in assignments may result in a Participant being ineligible to participate in the Plan. Participation in the Plan during the Performance Period does not imply or guarantee participation in the Plan or any similar incentive plan or arrangement of the Company or one of its affiliates in any other year. Team Schein Members (“TSMs”) will be notified as soon as practicable regarding their eligibility to participate in the Plan and will be notified during the Performance Period if that status changes. Notwithstanding anything herein to the contrary, TSMs based outside of the United States are not eligible to participate in the Plan.

RPP bonus targets for Participants who are newly hired or promoted TSMs following April 1, 2020 will be pro-rated. However, no new entry will be permitted after September of 2020.

3.    RPP Awards and Individual Performance Goals

RPP Awards are based on the following three goals:

a)	Company Financial Performance Goals

•	The Company’s profitability, specifically measured against earnings per share (“EPS”), net income or other predetermined profitability Goals during the Performance Period.

b)	Functional Area/Business Unit Performance Goals

•	The Participant’s business unit or functional area’s level of achievement in financial and other performance Goals during the Performance Period.

c)	Individual MBO Performance Goals

•

The Participant’s achievement of a set of MBO Performance Goals established at the organization level during the Performance Period or the period starting on July 1, 2020, and ending on December 31, 2020, as determined by the Company and communicated to the Participant (“MBO Performance Period”).

The Company Financial Performance Goals are determined by the Compensation Committee. The Functional Area/Business Unit Performance Goal and the MBO Performance Goal evaluation and analysis are conducted at the end of the Performance Period or the MBO Performance Period, as applicable, unless otherwise specified. The RPP Award payouts corresponding to levels of achievement of Company Financial Performance Goals are determined by the Compensation Committee in its sole discretion. The RPP Award payouts for meeting or exceeding Functional Area/Business Unit Financial Goals and each Participant’s individualized MBO Performance Goals are also determined by the Compensation Committee in its sole discretion.

Each Participant’s Goals will be determined at the start of the Performance Period by the appropriate Executive Management Committee (EMC) Member, CEO or the Compensation Committee. There will be an ongoing review of these Goals. Any changes during the Performance Period or the MBO Performance Period, as applicable, must be approved by the Participant’s Manager, the Manager’s EMC Member, Senior Vice President and Chief Human Resources Officer and, if appropriate, by the CEO. Each Participant and his or her Manager are encouraged to have performance evaluations during the Performance Period or the MBO Performance Period, as applicable, to monitor progress and, if necessary, to modify Goals (with the approval of the CEO and/or the Compensation Committee, if appropriate) for the balance of the Performance Period or the MBO Performance Period, as applicable.

The following table illustrates Performance Goals for different types of management positions. This table is intended to provide guidelines for the development of a specific performance plan for each Participant based upon individual positions and, if appropriate, approved by the CEO and/or the Compensation Committee.

Level	Business Participant	Non-business Participant
CEO	• Company – 100%

EMC and Below	• Company – 35% • Business Unit – 45% • MBO- 20%	• Company – 60% • Expense (if applicable) – 20% • MBO – 20%

4.    Company Financial Performance Goals

The Company Financial Performance Goals are determined by the Compensation Committee in its sole discretion with input from the Executive Management team. The Compensation Committee may, as it decides in its sole discretion, make adjustments to the Company Financial Performance Goals, Functional Area/Business Unit Financial and MBO Performance Goals.

In determining whether the Company Financial Performance Goals have been achieved, the Compensation Committee, in its sole discretion, will take into account the quality of earnings and/or circumstances of achievement.

5.    Functional Area/Business Unit Financial Performance Goals

For Participants managing a Group, Division or Subsidiary: Functional Area/Business Unit Financial Goals are based on the financial performance of the Group, Division or Subsidiary measured against financial budgets, in the following area:

•	Group/Divisional/Subsidiary operating income Goals.

For all other Participants: Goals are based on expense performance relative to the budget.

In determining whether Functional Area/Business Unit Financial Goals have been achieved, the Compensation Committee, in its sole discretion, will take into account the quality of earnings and/or circumstances of achievement.

6.    MBO Performance Goals

Specific, measurable MBO Performance Goals will be approved for each Organization (i.e., Business Unit, Division or Department) by the CEO, the appropriate EMC member, or by the Compensation Committee in its sole discretion, with respect to executive officers. These MBO Performance Goals should drive toward and support the business recovery efforts following the business downturn caused by the COVID-19 pandemic.

In order to obtain an award of over 100% of the original MBO target amount, performance must have substantially exceeded the original parameters and expectations of the MBO Performance Goal in a measurable way. In summary, awards earned in excess of 100% should only be considered when significant benefits are realized when compared to the original MBO Performance Goal. No more than 10% of each Organization’s Participants shall achieve an MBO Performance Goal in excess of 110% of the target amount.

In determining whether MBO Performance Goals have been achieved or exceeded, the Compensation Committee, in its sole discretion, will take into account the quality of earnings and/or circumstances of achievement.

7.    RPP Awards

During the first fiscal quarter of 2021, individual performance for the Performance Period or the MBO Performance Period, as applicable, is evaluated relative to Goals. RPP Awards are determined for each performance category, as applicable. A Participant’s total RPP Award will equal the sum of the awards earned in each category for the Performance Period (or, with respect to the MBO Performance Goals, the MBO Performance Period).

Notwithstanding anything herein to the contrary, the Compensation Committee or the CEO (solely with respect to Participants other than executive officers) may, at any time, provide that all or a portion of a RPP Award is payable: (i) upon the attainment of any goal (including the Goals), as determined by the Compensation Committee or the CEO, as applicable; or (ii) regardless of whether the applicable Goals are attained, subject to the Compensation Committee’s or the CEO’s (solely with respect to Participants other than executive officers) sole discretion as to the quality of earnings and the circumstances of their achievement.

Any action by the Compensation Committee (or its delegate) hereunder will be made pursuant to resolutions documenting such action.

In order to receive any RPP Award, Participants must be actively employed on the payment date in 2021 that the RPP Award is paid out (such payment date, the “Payment Date”). A prorated RPP Award may be available, at the discretion of the Compensation Committee or the CEO (solely with respect to Participants other than executive officers), if a Participant in the Plan dies, becomes permanently disabled, retires at the normal Social Security retirement age during the prior to the Payment Date, or in other special circumstances.

It is anticipated that RPP awards, less applicable withholdings, will be made by the end of the first fiscal quarter of the year following the Performance Period.

To the extent applicable, unless payments are deferred as may be permitted by the Company, payments under the Plan are intended to be short-term deferrals within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder (collectively, “Section 409A”) that are exempt from the applicable requirements of Section 409A and the Plan will be limited, construed and interpreted in accordance with such intent.

Notwithstanding anything to the contrary, the Company does not guarantee, and nothing in the Plan or otherwise is intended to provide a guarantee of, any particular tax treatment with respect to payments or benefits under the Plan or otherwise, and the Company will not be responsible for their compliance with or exemption from Section 409A.

8.     Forfeiture Conditions and Recoupment

Notwithstanding anything herein to the contrary, each RPP Award granted under the Plan is conditioned on the applicable Participant not engaging in any Competitive Activity (as defined below) from the effective date of the grant of the RPP Award through the first anniversary of the Payment Date. If, on or after the effective date of grant of the RPP Award but prior to the Payment Date, a Participant engages in a Competitive Activity, 100% of all RPP Awards issued and payable to such Participant under the Plan shall be immediately forfeited in its entirety, and such Participant shall have no further rights or interests with respect to such RPP Awards. In the event that a Participant engages in a Competitive Activity on or after the Payment Date but on or prior to the first anniversary of such Payment Date, the Company will have the right to recoup from the Participant, and such Participant will repay to the Company, within thirty (30) days following demand by the Company, an amount in cash equal to 100% of the RPP Awards paid to the Participant on the Payment Date pursuant to the Plan. The Company also has the right to set off (or cause to be set off) any amounts otherwise due to a Participant from the Company or any of its affiliates in satisfaction of such repayment obligation, provided that any such amounts are exempt from, or set off in a manner intended to comply with, the requirements of Section 409A.

Participants receiving RPP Awards hereby acknowledge and agree that the forfeiture and recoupment conditions set forth in this Section 8, in view of the nature of the business in which the Company and its affiliates are engaged, are reasonable in scope and necessary in order to protect the legitimate business interests of the Company and its affiliates, and that any violation thereof would result in irreparable harm to the Company and its affiliates. Each Participant hereby acknowledges and agrees that (i) it is a material inducement and condition to the Company’s issuance of the RPP Award that such Participant agrees to be bound by such forfeiture and recoupment conditions and, further, that the amounts required to be forfeited or repaid to the Company pursuant to this Section 8 are reasonable, and (ii) nothing in the Plan is intended to preclude the Company (or any affiliate thereof) from seeking any remedies available at law, in equity, under contract to the Company or otherwise, and the Company (or any affiliate thereof) shall have the right to seek any such remedy with respect to the RPP Award or otherwise.

For purposes of the Plan, the Participant will be deemed to engage in a “Competitive Activity” if, either directly or indirectly, without the express prior written consent of the Company, the Participant (i) takes other employment with, render services to, or otherwise engages in any business activities with, companies or other entities that are competitors of the Company or any of its affiliates, (ii) solicits or induces, or in any manner attempts to solicit or induce, any person employed by or otherwise providing services to the Company or any of its affiliates, to terminate such person’s employment or service relationship, as the case may be, with the Company or any of its affiliates, (iii) diverts, or attempts to divert, any person or entity from doing business with the Company or any of its affiliates or induces, or attempts to induce, any such person or entity from ceasing to be a customer or other business partner of the Company or any of its affiliates, (iv) violates any agreement between the Participant and the Company or any of its affiliates relating to the non-disclosure of proprietary or confidential information of the Company or any of its affiliates, and/or (v) conducts himself or herself in a manner adversely affecting the Company or any of its affiliates, including, without limitation, making false, misleading or negative statements, either orally or in writing, about the Company or any of its affiliates. The determination as to whether a Participant has engaged in a Competitive Activity shall be made by the Compensation Committee in its sole discretion.

9.     Miscellaneous

All expenses of the Plan will be borne by the Company.

This Plan is not intended to, nor does it constitute, a contract or guarantee of continued employment. Nothing in the Plan or in any notice of a RPP Award will affect the right of the Company or any of its affiliates to terminate the employment or service of any Participant or to increase or decrease the compensation payable to the Participant from the rate in effect at the commencement of a year or to otherwise modify the terms of such Participant’s employment.

Except to the extent required by applicable law, no RPP Award or payment thereof nor any right or benefit under the Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, charge, garnish, execute upon or levy upon the same will be void and will not be recognized or given effect by the Company.

No person will have any claim or right to participate in the Plan or to receive any RPP Award for any particular year. Accordingly, any RPP Award is completely independent of any other award or grant and is made at the sole discretion of the Company.

The Company reserves the right to amend, suspend or terminate the Plan at any time without notice.

The Plan has not been, nor is it required to be, approved by shareholders.

No member of the Compensation Committee and no other director or TSM of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated will be liable for any action, omission, or determination relating to the Plan, and the Company will indemnify and hold harmless each member of the Compensation Committee and each other director or TSM of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Compensation Committee) arising out of or in connection with any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or TSM in bad faith and without reasonable belief that it was in the best interests of the Company. The foregoing provisions of this paragraph are in addition to and shall not be deemed to limit or modify, any exculpatory rights or rights to indemnification or the advancement of expenses that any such persons may now or hereafter have, whether under the Company’s Second Amended and Restated Certificate of Incorporation (as may be amended), the Company’s Second Amended and Restated Bylaws (as may be amended), the Delaware General Corporation Law or otherwise.

In the event that any one or more of the provisions contained in the Plan will, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability will not affect any other provision of the Plan and the Plan will be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

The Company will have the right to make any provisions that it deems necessary or appropriate to satisfy any obligations it may have under law to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

The Plan and any amendments thereto will be construed, administered, and governed in all respects in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable principles of conflict of laws).